EXHIBIT 99.2

Palatin Announces Closing of $10 Million Registered Direct Offering

CRANBURY, NJ – February 1, 2024 /PRNewswire/ – Palatin Technologies, Inc. (NYSE American: PTN) (“Palatin” or the “Company”), a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor system, today announced the closing of its previously announced registered direct offering of 1,831,503 shares of its common stock, at a purchase price of $5.46 per share of common stock. Palatin has also issued in a private placement warrants to purchase up to an aggregate of 1,831,503 shares of common stock at an exercise price of $5.46 per share. The warrants are exercisable on the six month anniversary of the closing date and will expire on the date that is four years after the closing date.

H.C. Wainwright & Co. acted as exclusive placement agent for the offering.

The gross proceeds from the offering were approximately $10 million before deducting placement agent fees and estimated offering expenses. Palatin intends to use the net proceeds of this offering for general corporate purposes.

The shares of common stock described above (excluding the warrants and the shares of common stock underlying the warrants) were offered by Palatin pursuant to a shelf registration statement on Form S-3 (File No. 333-262555) that was previously filed with the Securities and Exchange Commission (“SEC”) on February 7, 2022, and subsequently declared effective on September 26, 2022. The shares of common stock issued in the registered direct offering were offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying base prospectus relating to, and describing the terms of, the registered direct offering was filed with the SEC and is available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying base prospectus relating to the registered direct offering may also be obtained by contacting H.C. Wainwright & Co., LLC, at 430 Park Ave., New York, New York 10022, by telephone at (212) 856-5711, or by email at placements@hcwco.com.

The warrants described above were issued in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying such warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock, upon issuance, may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Palatin

Palatin is a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor systems, with targeted, receptor-specific product candidates for the treatment of diseases with significant unmet medical need and commercial potential. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin’s website at www.Palatin.com and follow Palatin on Twitter at @PalatinTech.

Forward-looking Statements

Statements in this press release that are not historical facts, including statements related to the intended use of proceeds from the offering, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements reflect the Company’s current views with respect to future events and are based on assumptions and subject to known and unknown risks and uncertainties, which change over time, and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, without limitation, market and other conditions, the anticipated use of proceeds from the offering; results of clinical trials; regulatory actions by the FDA and other regulatory and the need for regulatory approvals; Palatin’s ability to fund development of its technology and establish and successfully complete clinical trials; the length of time and cost required to complete clinical trials and submit applications for regulatory approvals; products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies; commercial acceptance of Palatin’s products; and other factors discussed in Palatin’s periodic filings with the SEC. All forward-looking statements included in this press release are made only as of the date of this press release. The Company assumes no obligation to update any written or oral forward-looking statement, whether as a result of new information, future events or otherwise unless required by law.

Investor Inquiries:	Media Inquiries:
Stephen T. Wills, CPA, MST	Paul Arndt, MBA, LifeSci Advisors
CFO/COO (609) 495-2200	Managing Director (646) 597-6992
Info@Palatin.com	Paul@LifeSciAdvisors.com